Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2021	Quarter Ended June 30, 2020
Diluted earnings per share	$1.00	$0.95
Net Income	$2,745,000	$2,606,000
Return on average common equity	11.62%	11.72%
Return on average assets	0.97%	1.15%

Millersburg, Ohio – July 21, 2021 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2021 net income of $2,745,000, or $1.00 per basic and diluted share, as compared to $2,606,000, or $0.95 per basic and diluted share, for the same period in 2020.  Income before federal income tax amounted to $3,399,000, an increase of 5% over the same quarter in the prior year.   For the six-month period ended June 30, 2021, net income totaled $5,630,000 compared to $5,089,000 for the same period last year, an increase of 11%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.62% and 0.97%, respectively, compared with 11.72% and 1.15% for the second quarter of 2020.

Eddie Steiner, President and CEO stated, “The extraordinary levels of liquidity injected by government and Federal Reserve actions over the past fifteen months remain a key driver of current business and household financial activities, along with very low interest rates supporting borrowers.  National and local economies continue to mend from the pandemic’s crippling impact.  Consumers and businesses are beginning to reduce savings and increase spending and investment patterns.  While job creation has strengthened, shortages of workers and material supplies in various industries is limiting the pace of recovery and expansion.  The prevailing economic outlook favors sustained economic expansion into 2022.  However, the pace of economic improvement may be uneven and will vary within economic sectors and regions due to a range of factors including COVID-19 patterns, worker shortages and skills gaps, supply chain disruptions affecting both production and sales of goods, price increases for goods and services, and adjustments to taper fiscal and monetary stimulus.”

Net interest income and noninterest income totaled $8.3 million during the quarter, a decrease of $339 thousand from the prior-year second quarter.   Net interest income decreased $541 thousand, or 8%, in the second quarter of 2021 compared to the same period in 2020.

Loan interest income including fees decreased $874 thousand, or 12%, during second quarter 2021 as compared to the same quarter in 2020.  The decrease was mainly due to the average total loan balances declining $57 million below the year ago quarter with average Paycheck Protection Program loans (“PPP”) declining $19 million over the prior year quarter. Loan yields for second quarter 2021 averaged 4.43%, a decrease of 17 basis points from the 2020 second quarter average of 4.60%, contributing $264 thousand to the decline in loan interest income.

The net interest margin was 2.43% compared to 3.29% for second quarter 2020. As discussed above loans reflected both a volume and yield decline, partially offset by liability rate decreases and volume increases within the securities account. Liquidity continues to play a factor as the growth of average overnight funds exceeds the growth of average noninterest bearing deposits by $107 million on a quarter over prior year quarter.   The tax equivalency effect on the margin dropped to 0.01% from 0.02% in the comparable second quarters.

With the decrease in outstanding loan balances, continuing improvement in credit quality, and ongoing government stimulus programs for businesses and individuals, a reversal of $475 thousand was recognized to the provision for loan losses for the second quarter ended June 30, 2021 as compared to $717 thousand loss provision for the prior year quarter when the effect of COVID on future credit losses was not discernable.  COVID factors have not significantly affected our loan portfolio quality to date, and local businesses are beginning or restarting construction projects previously sidelined by a significant degree of COVID-related uncertainty.

Noninterest income increased 12%, compared to second quarter of 2020, fueled by increases in debit and credit card fee income, brokerage and trust income, earnings from bank owned life insurance values and increases in service charges on deposit accounts. These increases were partially offset by a slowing of gain on sale of mortgages to the secondary market.

Noninterest expense increased 14% from second quarter 2020. Salary and employee benefit costs increased $368 thousand, or 14%, compared to the prior year quarter, primarily resulting from reduced FAS 91 credits to salary expense with the decrease in the number of commercial loans booked due to the ending of the PPP loan program and increases in base compensation and volume-based commissions.  FDIC insurance expense increased $108 thousand as the prior year quarter reflected the use of Small Bank Assessment Credits.  Software expense increased by $77 thousand reflecting investment in new platforms.  Professional and directors’ fees increased $74 thousand, or 26% primarily reflecting increases in employee search fees, legal and collection costs, audit fees, and third-party contract negotiation fees.  Marketing and public relations increased by $33 thousand, or 51%, reflecting a return to normalized levels after the pandemic-related curtailment of activities in 2020. The Company’s second quarter efficiency ratio increased to 64.4% compared to 54.1%.

Federal income tax expense totaled $654 thousand in second quarter 2021, as compared to $621 thousand tax expense for the same quarter in 2020. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.13 billion, an increase of $218 million, or 24%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $174 million, to $292 million, as compared to the second quarter in 2020. Average loan balances of $565 million decreased $57 million, or 9%, from the prior year second quarter while average securities balances of $217 million increased $96 million, or 79%, as compared to second quarter 2020.

Average commercial loan balances for the quarter, including commercial real estate, decreased $50 million, or 12%, from prior year levels. Excluding a $19 million decrease in average PPP loan balances, commercial loans decreased $31 million year over year as borrowers reduced outstanding commercial balances and delayed further borrowings, partially through use of stimulus monies. Average residential mortgage balances increased $5 million, or 4%, over the prior year’s quarter while home equity lines of credit decreased $9 million over the prior year’s quarter as balances were paid down or refinanced into low-rate term mortgages.  Average consumer credit balances decreased $2 million, or 10%, versus the same quarter of the prior year.  Increased organic loan demand continues to be dependent on the pace at which excess liquidity is absorbed by businesses and households.

Nonperforming assets decreased $1.7 million from June 30, 2020, to $2.8 million, or 0.50%, of total loans plus other real estate on June 30, 2021.  Delinquent loan balances as of June 30, 2021, decreased to 0.57% of total loans as compared to 0.73% on June 30, 2020.

Net loan recoveries recognized during second quarter 2021 were $12 thousand, or 0.01% annualized, compared to second quarter 2020 net loan losses of $3 thousand. The allowance for loan losses amounted to 1.43% of total loans on June 30, 2021, as compared to 1.23% on June 30, 2020.

Average deposit balances grew on a quarter over prior year quarter comparison by $220 million, or 29%.  For the second quarter 2021, the average cost of deposits amounted to 0.21%, as compared to 0.35% for the second quarter 2020.  During the second quarter 2021, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $67 million and interest-bearing demand and savings accounts of $155 million, while time deposits decreased $2 million. The average balance of securities sold under repurchase agreement during the second quarter of 2021 decreased by $2 million, or 5%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $96.0 million on June 30, 2021, with 2.7 million common shares outstanding.  The average equity to assets ratio amounted to 8.38% on June 30, 2021, and 9.79% on June 30, 2020.  The Company declared a second quarter dividend of $0.30 per share, producing an annualized yield of 3.2% based on the March 31, 2021 closing price of $38.00.

Cares Act and related events

A third major stimulus bill was signed into law on March 11, 2021, adding additional emergency relief to the March 2020 Cares Act and to the Consolidated Appropriations Act, 2021. The American Rescue Plan Act of 2021 also expanded eligibility and added an additional $7 billion in funds to the SBA’s PPP emergency relief programs.

CSB facilitated and funded $129 million of these government assistance loans in 2020 and 2021.  As of June 30, 2021, $90 million has been received from the SBA in forgiveness, and the Company expects almost all PPP loans in the portfolio will ultimately be granted borrower forgiveness under the guidelines of the SBA program.

During 2020, the Company also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  Customers could request relief from their total payment or place their obligation on interest-only for a period of 3-4 months, with maturities extended on these modified loans. All loans granted relief during 2020 have entered repayment.  One consumer and one commercial loan were granted loan modifications under the relief programs during the quarter ended June 30, 2021.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of June 30, 2021. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2021	2021	2020	2020	2020	2021	2020
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$6,509	$7,046	$7,223	$7,077	$7,048	$13,555	$14,001
Provision (credit) for loan losses	(475)	30	378	377	717	(445)	895
Other income	1,843	1,878	2,089	1,862	1,641	3,721	2,984
Other expenses	5,390	5,281	5,576	5,050	4,709	10,671	9,716
FTE adjustment (a)	38	38	39	36	36	76	73
Net income	2,745	2,885	2,679	2,800	2,606	5,630	5,089
Diluted earnings per share	1.00	1.05	0.97	1.02	0.95	2.05	1.86

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	0.97%	1.10%	1.05%	1.14%	1.15%	1.04%	1.19%
Return on average common equity (ROE), annualized	11.62	12.33	11.45	12.19	11.72	11.97	11.60
Net interest margin FTE (a)	2.43	2.85	2.97	3.04	3.29	2.63	3.47
Efficiency ratio	64.40	59.14	59.75	56.32	54.05	61.68	58.00
Number of full-time equivalent employees	174	170	171	169	169

MARKET DATA
Book value/common share	$35.11	$33.94	$34.23	$33.49	$32.81
Period-end common share mkt value	38.00	37.50	35.00	30.00	32.00
Market as a % of book	108.23%	110.49%	102.25%	89.58%	97.53%
Price-to-earnings ratio	9.41	9.40	9.09	7.83	8.44
Cash dividends/common share	$0.30	$0.30	$0.29	$0.28	$0.28	$0.60	$0.56
Common stock dividend payout ratio	30.00%	28.57%	29.90%	27.45%	29.47%	29.27%	30.11%
Average basic common shares	2,740,390	2,742,350	2,742,350	2,742,350	2,742,350	2,741,365	2,742,350
Average diluted common shares	2,740,390	2,742,350	2,742,350	2,742,350	2,742,350	2,741,365	2,742,350
Period end common shares outstanding	2,734,244	2,742,350	2,742,350	2,742,350	2,742,350
Common stock market capitalization	$103,901	$102,838	$95,982	$82,271	$87,755

ASSET QUALITY
Gross charge-offs	$20	$5	$511	$28	$17	$25	$103
Net charge-offs (recoveries)	(12)	(34)	459	(143)	3	(46)	77
Allowance for loan losses	7,875	8,338	8,274	8,355	7,835
Nonperforming assets (NPAs)	2,786	3,089	4,497	4,102	4,481
Net charge-off (recovery) / average loans ratio	(0.01)%	(0.02)%	0.29%	(0.09)%	0.00%	(0.02)%	0.03%
Allowance for loan losses / period-end loans	1.43	1.43	1.36	1.33	1.23
NPAs/loans and other real estate	0.50	0.53	0.74	0.65	0.70
Allowance for loan losses/nonperforming loans	282.61	269.92	183.99	203.71	178.78

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.12%	7.99%	8.68%	8.86%	8.90%
Average equity to assets	8.38	8.95	9.13	9.33	9.79
Average equity to loans	16.78	15.92	15.02	14.39	14.38
Average loans to deposits	57.18	64.95	70.81	76.22	80.95

AVERAGE BALANCES
Assets	$1,131,251	$1,060,485	$1,018,770	$979,806	$912,875	$1,096,078	$862,629
Earning assets	1,073,865	1,004,521	966,304	926,377	860,838	1,039,386	811,229
Loans	564,998	596,319	619,455	635,124	621,710	580,572	590,926
Deposits	988,017	918,063	874,820	833,288	767,988	953,233	723,039
Shareholders' equity	94,786	94,929	93,042	91,409	89,404	94,857	88,247

ENDING BALANCES
Assets	$1,128,922	$1,110,157	$1,031,632	$987,978	$965,179
Earning assets	1,072,286	1,043,016	977,092	936,323	913,813
Loans	552,030	582,714	609,159	628,084	636,799
Deposits	986,668	968,569	891,562	840,656	815,961
Shareholders' equity	96,012	93,085	93,859	91,853	89,967

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2021	2020
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,308	$17,259
Interest-earning deposits in other banks	295,036	156,566
Total cash and cash equivalents	312,344	173,825
Securities
Available-for-sale, at fair-value	194,164	103,202
Held-to-maturity	24,878	10,871
Equity securities	99	83
Restricted stock, at cost	4,614	4,614
Total securities	223,755	118,770

Loans held for sale	1,465	1,678
Loans	552,030	636,799
Less allowance for loan losses	7,875	7,835
Net loans	544,155	628,964

Premises and equipment, net	13,431	12,593
Goodwill and core deposit intangible	4,750	4,802
Bank owned life insurance	23,710	19,153
Accrued interest receivable and other assets	5,312	5,394
TOTAL ASSETS	$1,128,922	$965,179

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$302,688	$254,868
Interest-bearing	683,980	561,093
Total deposits	986,668	815,961

Short-term borrowings	38,475	43,865
Other borrowings	3,570	9,865
Accrued interest payable and other liabilities	4,197	5,521
Total liabilities	1,032,910	875,212
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2021 and 2020	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	73,196	65,293
Treasury stock at cost - 246,358 shares in 2021
and 238,252 shares in 2020	(5,093)	(4,780)
Accumulated other comprehensive (loss) income	(535)	1,010
Total shareholders' equity	96,012	89,967
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,128,922	$965,179

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$6,231	$7,105	$13,096	$13,955
Taxable securities	604	481	1,163	1,090
Nontaxable securities	111	114	222	233
Other	68	31	114	270
Total interest and dividend income	7,014	7,731	14,595	15,548
Interest expense:
Deposits	508	673	1,046	1,504
Other	35	46	70	116
Total interest expense	543	719	1,116	1,620
Net interest income	6,471	7,012	13,479	13,928
Provision (credit) for loan losses	(475)	717	(445)	895
Net interest income after provision
(credit) for loan losses	6,946	6,295	13,924	13,033
Noninterest income
Service charges on deposits accounts	219	211	426	501
Trust services	264	196	546	427
Debit card interchange fees	526	400	997	776
Gain on sale of loans	417	508	904	622
Market value change in equity securities	(1)	4	12	(9)
Other	418	322	836	667
Total noninterest income	1,843	1,641	3,721	2,984

Noninterest expenses
Salaries and employee benefits	3,044	2,676	6,073	5,644
Occupancy expense	247	244	501	464
Equipment expense	172	198	349	333
Professional and director fees	356	282	651	611
Software expense	336	259	636	485
Marketing and public relations	98	65	177	193
Debit card expense	172	146	343	286
Other expenses	965	839	1,941	1,700
Total noninterest expenses	5,390	4,709	10,671	9,716
Income before income tax	3,399	3,227	6,974	6,301
Federal income tax provision	654	621	1,344	1,212
Net income	$2,745	$2,606	$5,630	$5,089
Net income per share:
Basic and diluted	$1.00	$0.95	$2.05	$1.86